Exhibit 10.22

COMPARECE
DE LA PRIMERA PARTE: LA ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO, representada en este acto por su Director Ejecutivo, Jorge E. Galva Rodríguez, JD, MHA, mayor de edad, casado y vecino de Vega Alta, Puerto Rico, en virtud de Ia autoridad conferida por el Artículo IV, Sección 2(k) de Ia Ley Núm. 72-1993, según enmendada, conocida como Ia Ley de la Administración de Seguros de Salud de Puerto Rico y la Ley Núm. 95 del 29 de junio de 1963, según enmendada, conocida como la Ley de Beneficios de Salud para Empleados Públicos, en adelante denominada la ASES.

DE LA SEGUNDA PARTE: TRIPLE-S SALUD, INC., entidad debidamente autorizada por el Comisionado de Seguros de Puerto Rico, de conformidad con lo dispuesto en la Ley Núm. 77 del 19 de junio de 1957, según enmendada, conocida como Código de Seguros de Puerto Rico, representada en este acto par su Vicepresidente de Ventas y Administración de Cuentas, Gustavo A. Pérez Fernández, mayor de edad, casado y vecino de Dorado, Puerto Rico, cuya facultad para el otorgamiento de la presente enmienda a contrato acreditará siempre que le fuere requerido, en adelante denominada EL ASEGURADOR / ORGANIZACIÓN DE SERVICIOS DE SALUD.

EXPONEN

1.
El Plan de Reorganización Núm. 3 de 29 de julio de 2010 (Plan de Reorganización Núm. 3) faculta a ASES para administrar, negociar, contratar y gestionar los beneficios de salud para los retirados y empleados públicos del Gobierno de Puerto Rico, conforme a la Ley Núm. 95 del 29 de junio de 1963 (Ley Núm. 95), según enmendada, conocida como Ley de Beneficios de Salud para Empleados Públicos y su Reglamento.

2.
En virtud del Plan de Reorganización Núm. 3, la Junta de Directores de ASES autoriza al Director Ejecutivo a contratar con las aseguradores u organizaciones de servicios de salud que cualifiquen de acuerdo con la ley y los requisitos al efecto, para que conforme a las normas y fechas establecidas por ASES mercadeen, suscriban y provean a los funcionarios, empleados y pensionados del Gobierno de Puerto Rico, sus municipios e instrumentalidades que deseen acogerse sabre bases voluntarias, planes de beneficios médico-hospitalarios, que incluyan entre otros, servicios quirúrgicos, dentales, medicamentos y hospitalización, según las cubiertas de beneficios mínimos y uniformes establecidas par ASES.

3.
De conformidad con el Plan de Reorganización Núm. 3 y de las disposiciones de la Ley Núm. 95 y su Reglamento, el Departamento de Hacienda conserva las funciones de pago de aportaciones patronales del Gobierno Central de Puerto Rico mediante el Sistema de Recursos Humanos y Nóminas (RHUM), incluyendo la participación en el pago de prima, si alguna, del empleado. En cuanto a las corporaciones públicas y otras instrumentalidades que no sean parte del Gobierno Central, así coma aquellos municipios que se acojan voluntariamente a participar de la Ley Núm. 95, dichas compensaciones de pagos de primas, incluyendo la aportación del empleado, provendrán del municipio, corporación pública o instrumentalidad, según corresponda. En cuanto a pensionados, los pagos de aportaciones, tanto del patrono coma del Sistema de Retiro, provendrán directamente de parte de la Administración de los Sistemas de Retiro, o directamente del pensionado, según aplique. En todo caso, ASES no será responsable de forma directa o indirecta sobre la compensación o pago de primas acordadas bajo este Contrato, según enmendado.

4.
En cumplimiento con los propósitos de la Ley Núm. 95, ASES llevó a cabo un Proceso de Solicitud de Propuestas "RFP #EMPU-2019", el cual fue adjudicado a favor de cinco (5) aseguradoras u organizaciones de servicios de salud, incluyendo la compareciente en este otorgamiento. En virtud de dicho RFP las partes otorgaron el Contrato 2019-000082 con vigencia del 1 de abril de 2019 al 31 de marzo de 2020.

2019-000082A - Enmienda a Contrato de Seguro de Salud para Empleados y Pensionados del Gobierno de Puerto Rico entre ASES y
Triple-S Salud, lnc.
Página 2 de 2

5.
Las partes comparecen a los fines de formalizar la enmienda al contrato para extender la prestación de servicios de cuidado de salud mediante un plan de beneficios médico-quirúrgicos, dentales, medicina, hospitalización y beneficios suplementarios para los funcionarios, empleados y pensionados del Gobierno de Puerto Rico, sus instrumentalidades, municipios participantes no exentos por otras leyes especiales, y para los miembros de sus familias, cohabitantes y dependientes de éstos que sean elegibles de conformidad con lo dispuesto en la Ley Núm. 95; el Reglamento Núm. 8398 conocido como el Reglamenta para la Cantratación de los Planes de Beneficios de Salud para los Empleados Públicos, aprobado el 31 de octubre de 2013, y según sea enmendado o sustituido; así como de conformidad con cualquier otra reglamentación que durante la vigencia de este Contrato promulgue ASES para la contratación de los planes de beneficios de salud para los empleados públicos. Mediante esta enmienda se extiende el periodo de cubierta desde el 1 de abril de 2020 al 31 de mayo de 2020.

6.
En virtud de todo lo anterior y de acuerdo con lo dispuesto en el Plan de Reorganización Núm. 3 y en la Ley Núm. 95, los aquí comparecientes otorgan libre y voluntariamente la presente enmienda al Contrato bajo las siguientes:

CLÁUSULAS Y CONDlClONES

1.	Se enmienda la Cláusula 51 del Contrato 2019-000082 para extender el término de vigencia desde el 1 de abril de 2020 al 31 de mayo de 2020.

2.	El resto de las cláusulas y condiciones del Contrato Número 2019-000082 permanecen en efecto e inalteradas.

3.	La vigencia y validez de esta enmienda están supeditadas a la aprobación de las agendas que por ley o reglamento deban intervenirlo.

4.	La presente enmienda no conlleva desembolso de fondos por parte de ASES.

5.
Las partes aceptan y estipulan que ninguna prestación o contraprestación objeto de este Contrato podrá exigirse hasta tanto el mismo se haya presentado para registro en la Oficina del Contralor de Puerto Rico, conforme a los dispuesto en la Ley 18 de 30 de octubre de 1975, según enmendada.

ACEPTAClÓN

Las partes contratantes certifican haber leído y entendido todas las cláusulas de la presente enmienda al Contrato y muestran su conformidad con los términos y condiciones de la presente enmienda a Contrato, al incluir su firma y al estampar sus iniciales en todas y cada una de sus páginas, en San Juan, Puerto Rico, hoy 21 de febrero de 2020.